SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

February 5, 2013
Date of Report (Date of earliest event reported)

FBR & CO.
 (Exact Name of Registrant as Specified in its Charter)

Virginia
(State or Other Jurisdiction of Incorporation)

001-33518	20-5164223
(Commission File Number)	(IRS Employer Identification No.)

1001 Nineteenth Street North
Arlington, VA 22209
 (Address of Principal Executive Office) (Zip Code)

(703) 312-9500
 (Registrant's Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02	Results of Operations and Financial Condition.

On February 5, 2013, FBR & Co., a Virginia corporation (the “Corporation”), issued a press release announcing its earnings for the quarter ended December 31, 2012 and year-end results for 2012. A copy of the press release is furnished herewith and attached hereto as Exhibit 99.1.

Item 5.03.	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On June 5, 2012, at the annual meeting of shareholders of the Corporation, the Corporation’s shareholders approved an amendment to the Corporation’s Amended and Restated Articles of Incorporation to effect a reverse stock split of the Corporation’s issued and outstanding shares of common stock, par value $0.001 per share (the “Common Stock”), at a reverse stock split ratio of 1-for-4, 1-for-8, or some ratio between those two ratios.

On February 5, 2013, the Board unanimously adopted resolutions approving an amendment to the Corporation’s Amended and Restated Articles of Incorporation (the “Articles of Amendment”) to effect a 1-for-4 reverse stock split (the “Reverse Stock Split”).  Pursuant to the Articles of Amendment, which will be effective at 9:00 a.m., Eastern Time, on February 28, 2013 (the “Effective Time”), every four shares of the Corporation’s Common Stock issued and outstanding immediately prior to the Effective Time, will automatically, and without any action on the part of the holder thereof, be combined into one validly issued, fully paid and non-assessable share of Common Stock.  No fractional shares of Common Stock of the Corporation will be issued pursuant to the Reverse Stock Split.  Instead, if a fractional interest in a share of Common Stock would be deliverable to a shareholder pursuant to the Reverse Stock Split, the Corporation shall pay an amount in cash equal to the product of (i) the fractional share interest otherwise issuable to such shareholder as a result of the Reverse Stock Split, multiplied by (ii) the product of (A) the volume weighted average price of the Corporation’s Common Stock on the five trading days prior to the Effective Time, as reported by the NASDAQ Global Select Market, multiplied by (B) four.

Pursuant to the aforementioned shareholder approval and Board approval, the Corporation filed the Articles of Amendment with the Clerk of the State Corporation Commission of the Commonwealth of Virginia on February 5, 2013.  The Articles of Amendment are attached to this filing as Exhibit 3.1 and are incorporated herein by reference.

Prior to the Reverse Stock Split, the Corporation expects to have approximately 48 million issued and outstanding shares of Common Stock.  Following the Reverse Stock Split, the Corporation will have approximately 12 million issued and outstanding shares of Common Stock.  When the Corporation’s registered shares of Common Stock begin trading on a split-adjusted basis on the NASDAQ Global Select Market, they will do so under a new CUSIP number – 30247C 400. The Corporation’s registered shares of Common Stock that were previously issued to accredited investors will have a new CUSIP number ― 30247C 509.  Registered stockholders of record will receive additional details and a letter of transmittal providing instructions for the exchange of their old certificates and fractional interests in shares of Common Stock as soon as practicable following the Effective Time of the Reverse Stock Split.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits. The following exhibits are being filed with this Current Report on Form 8-K:

3.1	Articles of Amendment of the Amended and Restated Articles of Incorporation, filed with the Clerk of the State Corporation Commission of the Commonwealth of Virginia on February 5, 2013.

99.1	FBR & Co. Earnings Press Release dated February 5, 2013.

99.2	FBR & Co. Press Release dated February 5, 2013.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

FBR & CO.

Date: February 5, 2013	By:	/s/ Bradley J. Wright
Bradley J. Wright Executive Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description
3.1	Articles of Amendment of the Amended and Restated Articles of Incorporation, filed with the Clerk of the State Corporation Commission of the Commonwealth of Virginia on February 5, 2013.

99.1	FBR & Co. Earnings Press Release dated February 5, 2013.

99.2	FBR & Co. Press Release dated February 5, 2013.